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                                                                   EXHIBIT 10.28

                    AGREEMENT CONCERNING DISABILITY AND DEATH

         AGREEMENT entered into this 10th day of September, 2003 by and between MERIDIAN BIOSCIENCE, INC. and WILLIAM J. MOTTO.

         WHEREAS, Motto has been employed by Meridian and has rendered faithful and competent services to Meridian; and

         WHEREAS, Meridian and Motto desire to enter into an Agreement to replace their Split Dollar Agreements dated February 8, 1996 and May 1, 1995; and

         WHEREAS, Meridian desires to have a death and disability program for Motto to provide protection to Motto and his family should his death or disability occur while employed by Meridian; and

         WHEREAS, the Compensation Committee of Meridian's Board of Directors approved on April 23, 2003 a special death and disability benefits program for Motto and approved the specific form of this Agreement by written action on September 3, 2003;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

         1. Meridian shall make a monthly payment to Motto for up to 60 months if Motto meets the definition of "Disability" in Section 5 below while employed by Meridian. The gross amount of each monthly payment shall be equal to 60% of the average total annual salary and bonus paid by Meridian to Motto during Meridian's three fiscal years ending immediately before Motto's Disability commenced. Any such payments to Motto shall be reduced by the gross amount of any payments made to Motto through any group or other disability insurance policy or program maintained by Meridian. Provided, however, that no such monthly payment shall be made after either the month of Motto's death or the month that Motto ceases to meet the definition of "Disability" in Section 5 below. Meridian may fulfill its obligation under this Section by purchasing insurance coverage.

         2. If Motto dies while employed by Meridian or while receiving the Disability payments described in Section 1 above, Meridian shall pay $1 million to the designated beneficiaries of Motto or, if none, to Motto's estate, reduced by the gross amount of any payments made as Disability compensation pursuant to Section 1 above and also reduced by any other insurance proceeds on Motto's life received by Motto's estate or beneficiaries from any policies of life insurance maintained by Meridian.

         3. Meridian shall maintain health insurance coverage for Motto and his spouse and the survivor of them for a period of five years after Motto's employment with Meridian ends because of Motto's death or Disability. The health insurance coverage shall be at levels comparable for executives in Motto's position at the time that Motto's employment with Meridian has ended as determined by Meridian. This shall satisfy Meridian's obligation to provide continuation coverage to Motto and his spouse under Section 4980B of the Internal Revenue Code of 1986.

         4. Motto or, after his death, his estate or heirs, shall have the right to cause Meridian, on three separate occasions, to register for public sale under the Securities Act of 1933 those shares of Meridian Common Stock beneficially owned by Motto during his lifetime or at his death which may not, at the time of request, be publicly sold without registration. The right to request such registration shall commence upon the execution of this Agreement and end five years after Motto's death. This registration

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right is conditioned upon Meridian being able to utilize the SEC's short-form registration statement, Form S-3, or its equivalent. Meridian shall bear all costs of the registration except brokerage commissions which shall be the responsibility of Motto.

         5. For purposes of this Agreement, "Disability" shall be defined as in the group disability policy under which Meridian covers Motto or his successor. In the absence of such a policy, "Disability" shall mean an injury or disease which was not intentionally self-inflicted and which Meridian at its sole discretion, determines, on the basis of such evidence and information as it deems satisfactory, causes Motto to be completely and indefinitely incapable of performing his regular duties for Meridian.

         6. Motto shall be responsible for all taxes, including, without limitation, federal, state or local taxes, related to any action taken by Meridian pursuant to this Agreement.

         7. The parties' Split Dollar Agreements dated February 8, 1996 and May 1, 1995 shall be deemed cancelled by Meridian and Motto effective upon the execution of this Agreement, and Motto and Meridian promptly shall notify The Fifth Third Bank, trustee under Motto's Irrevocable Life Insurance Trust Agreement dated March 9, 1992.

         8. This Agreement may not be amended or modified except by written instrument signed by Meridian and Motto.

         9. This Agreement shall be binding upon the parties hereto and their successors, assigns, executors, administrators and beneficiaries.

         10. This Agreement shall be subject to and construed according to the laws of the State of Ohio.

         IN WITNESS WHEREOF, Meridian and Motto have execute this Agreement on the day and year first above written.

                                     MERIDIAN BIOSCIENCE, INC.

                                     BY: /s/ Melissa Lueke
                                        ----------------------------------------
                                         Melissa A. Lueke
                                         Vice President, Chief Financial Officer
                                         and Secretary

                                                /s/ William J.Motto
                                         ------------------------------------
                                                 William J. Motto

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